Exhibit 99.2

FOR IMMEDIATE RELEASE

Western Wireless Announces Private Placement of $600 Million Senior Notes

     BELLEVUE, Wash. (June 6, 2003) – Western Wireless Corporation (NASDAQ: WWCA) announced today that it has agreed to sell $600 million of 9-1/4% Senior Notes due 2013. The notes were offered to qualified institutional buyers as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act. The sale of the notes is expected to close on July 16, 2003, subject to standard closing conditions.

     Western Wireless also announced that it has completed an amendment to its $2.1 billion Credit Facility. The amendment will provide Western Wireless with additional flexibility under certain financial and operational covenants in the Credit Facility.

     Net proceeds of the offering, together with the net proceeds from the company’s offering of 4.625% Convertible Subordinated Notes due 2023 issued in June 2003 and the proceeds from recent dispositions of certain assets, will be used to permanently prepay $400 million of the Credit Facility, and to redeem all of its 101/2% Senior Subordinated Notes due 2006 and 2007.

     The notes being sold by Western Wireless have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities.

     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These risks include increased levels of competition, restrictions on the Company’s ability to finance its growth, any market changes that would significantly decrease consumer demand for wireless products, changes in technology, changes in, or failure to comply with, governmental regulations, general economic and business conditions, both nationally and in the regions in which Western Wireless operates, and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s public offering prospectuses and its periodic reports filed with the Securities and Exchange Commission. Given these factors, investors and analysts should not place undue reliance on forward-looking statements.

For further information contact: Investment Community: Steve Winslow Western Wireless Corporation (800) 261-5960 steve.winslow@wwireless.com	Media: John Snyder Snyder Investor Relations (206) 262-0291 jsnyder@snyderir.com